Exhibit 5.1

Goodwin Procter LLP
292 Arch Street Suit #1700 Philadelphia, PA 19104

goodwinlaw.com
+1 (445) 207-7800

March 10, 2023

Cognition Therapeutics, Inc.

2500 Westchester Ave.

Purchase, NY 10577

Re:     Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-268992) (as amended or supplemented, the “Registration Statement”) filed on December 23, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer of any combination of securities of the types specified therein of Cognition Therapeutics, Inc., a Delaware corporation (the “Company”), having an aggregate offering price of up to $200,000,000. The Registration Statement was declared effective by the Commission on January 3, 2023. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on March 10, 2023 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering of (i) 189,856 shares of the Company’s common stock, par value $0.001, of the Company (the “Common Stock”) and (ii) subject to certain conditions, additional shares of Common Stock having an aggregate gross purchase price up to $35,000,000 from time to time (together, the “Shares”). The Shares are being sold to Lincoln Park Capital Fund, LLC (the “Purchaser”) pursuant to a Purchase Agreement to be entered into between the Company and the Purchaser (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of our opinion set forth below, we have assumed (i) approval by the Company's board of directors (or a duly authorized committee thereof) of each issuance of Shares, (ii) that the Shares are issued for a price per share equal to or greater than the minimum price, if any, authorized by the Company's board of directors (or a duly authorized committee thereof) prior to the date of issuance (the "Minimum Price") and (iii) that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares that may be issued for the Minimum Price.

The opinion set forth below is limited to the Delaware General Corporation Law.

Cognition Therapeutics, Inc.

March 10, 2023

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, subject to issuance by the Company at a price not less than the Minimum Price, when delivered and paid for in accordance with the Purchase Agreement and in accordance with any reservation of shares or other restrictions or limitations imposed by the Company’s board of directors (or a duly authorized committee thereof) on sales of Shares by the Company under the Purchase Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP